Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement and related Prospectus of Talos Energy Inc. for the registration of 43,800,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2022, with respect to the consolidated financial statements of Talos Energy Inc., and the effectiveness of internal control over financial reporting of Talos Energy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 5, 2022